Sangamo BioSciences Reports Second Quarter 2014 Financial Results

RICHMOND, Calif., July 23, 2014 /PRNewswire/ -- Sangamo BioSciences, Inc. (NASDAQ: SGMO) today reported its second quarter 2014 financial results and accomplishments.

For the second quarter ended June 30, 2014, Sangamo reported a consolidated net loss of $7.0 million, or $0.10 per share, compared to a net loss of $5.5 million, or $0.10 per share, for the same period in 2013. As of June 30, 2014, the Company had cash, cash equivalents, marketable securities and interest receivable of $236.7 million.

Revenues for the second quarter of 2014 were $10.4 million, compared to $6.9 million for the same period in 2013. Second quarter 2014 revenues were generated from the Company's collaboration agreements with Shire International GmbH (Shire), Biogen Idec (Biogen), enabling technology agreements and research grants. The revenues recognized for the second quarter of 2014 consisted of $9.7 million in collaboration agreements and $0.7 million in research grants, compared to $6.2 million and approximately $0.8 million, respectively, for the same period in 2013.

The increase in collaboration agreement revenues was primarily due to an increase in revenues under the Company's collaboration and license agreements with Shire and Biogen. In the second quarter of 2014, Sangamo recognized approximately $5.9 million of revenues related to research services performed under the collaboration agreement with Shire, and $1.3 million of revenues related to research services performed under the collaboration agreement with Biogen. In addition, pursuant to the agreements entered into with Shire in January 2012 and Biogen in January 2014, Sangamo received upfront payments of $13.0 million and $20.0 million, respectively. These payments are being recognized on a straight-line basis over the initial six-year research term for Shire and approximately 40 months for Biogen. The Company recognized $0.5 million of the Shire upfront payment and $1.5 million of the Biogen upfront payment as revenue for the second quarter of 2014.

Research and development expenses were $13.4 million for the second quarter of 2014, compared to $9.3 million for the same period in 2013. The increase in research and development expenses was primarily due to increases in external research expenses associated with our preclinical programs and personnel-related expenses, including stock-based compensation. General and administrative expenses were $4.0 million for the second quarter of 2014, compared to $3.1 million for the same period in 2013.

Total operating expenses for the second quarter of 2014 were $17.4 million, compared to $12.4 million for the same period in 2013.

Six Months Results

For the six months ended June 30, 2014, the consolidated net loss was $14.6 million, or $0.22 per share, compared to a consolidated net loss of $12.3 million, or $0.23 per share, for the six months ended June 30, 2013. Revenues were $18.5 million for the first half of 2014, compared to $11.6 million for the same period in 2013. Total operating expenses were $33.2 million for the first half of 2014, compared to $23.9 million for the first half of 2013.

Quarter Highlights

  Sangamo BioSciences and City of Hope were granted a Strategic Partnership Award from California Institute for Regenerative Medicine (CIRM) to support a Phase 1 clinical trial of Sangamo's HIV/AIDS stem-cell program. In May 2014, CIRM granted a $5.6 million Strategic Partnership Award to fund clinical studies at City of Hope to develop a ZFP Therapeutic for HIV/AIDS based on the application of Sangamo's zinc finger nuclease (ZFN) genome-editing technology in hematopoietic stem/progenitor cells (HSPCs). The four-year grant provides matching funds to support a Phase 1, open-label study to evaluate the safety and tolerability, feasibility, and engraftment of ZFN CCR5-modified autologous CD34+ HSPCs in immunologic non-responders, a population of HIV-1 infected individuals who have suboptimal CD4 levels despite having levels of virus that are well controlled by anti-retroviral therapy (ART). ZFN genome-editing technology has already been successfully used to generate CCR5-modified autologous CD4 T-cells (SB-728-T) and demonstrated patient safety and tolerability in HIV-1 infected subjects. Sangamo has an ongoing Phase 2 clinical trial of SB-728-T which is designed to evaluate enhancement of engraftment of ZFN-modified cells using an optimal dose of Cytoxan preconditioning and certain improvements in process development.
  Presentation of clinical update on subjects in SB-728-T program and progress in other therapeutic and research programs at the Annual Meeting of the American Society of Gene and Cell Therapy (ASGCT). Dale Ando, M.D., Sangamo's vice president of therapeutic development and chief medical officer, presented an update on subjects in the completed clinical trials of SB-728-T for HIV/AIDS, at the 17th Annual ASGCT Meeting held in May 2014. He reported that one subject, enrolled in the SB-728-902 Cohort 5 study, demonstrated continuing control of circulating viral load at low levels for 45 weeks of a treatment interruption (TI) of their ART. The subject has now sustained control of viral load for over one year. A second subject, enrolled in the SB-728-1101 Cytoxan pre-conditioning study at the 1 g/m2 dose, has experienced a greater than two-log sustained decrease in circulating viral load from peak during TI for over 34 weeks. Both subjects remain off ART. The Company also outlined other data from preclinical and research-stage programs focused on the development of ZFP Therapeutics®, including Huntington's disease and research-stage collaborations in other monogenic diseases, cancer immunotherapy and advancements in the technology.
  Publication of preclinical data demonstrating gene correction in SCID-X1 HPSCs in Nature. In May 2014, Nature published a study entitled "Targeted genome-editing in human repopulating haematopoietic stem cells" authored by Sangamo scientists and collaborators. The data demonstrated methods for efficient ZFN-mediated, targeted gene insertion that resulted in correction of the genetic defect in HPSCs from an individual with X-linked severe combined immunodeficiency (SCID-X1). Importantly, the study demonstrates that the treatment successfully targets a class of HSPCs that are responsible for the long term repopulation of the bone marrow following transplant. The data support the clinical translation of this approach for SCID-X1, other immunodeficiencies and monogenic diseases.
  Appointment of H. Stewart Parker to the Board of Directors. In June, Sangamo appointed H. Stewart Parker to its board of directors. Ms. Parker, who founded and served as President and CEO of Targeted Genetics Corporation, brings more than 30 years of experience in the biotechnology industry, including 16 years of specific experience in cell and gene therapy.
  Appointment of Vice President of Manufacturing, Stewart Craig, Ph.D. Dr. Craig, who joined Sangamo in May 2014, has 30 years of experience in the biotechnology industry, specifically in the research, development, manufacture and regulation of biotherapeutics including both gene and cell-based therapies. He has held executive roles leading and developing GMP manufacturing operations and facilities including overseeing the design, construction and validation of a number of GMP manufacturing facilities. Dr. Craig will be responsible for overseeing the manufacturing of all biotherapeutics for the Company.

Financial Guidance for 2014

The Company reiterates its earlier guidance as follows:

  Cash and Investments: Sangamo expects that its cash, cash equivalents and marketable securities will be at least $225 million at the end of 2014, inclusive of research funding and certain milestone payments from Shire and Biogen but exclusive of funds arising from any additional new collaborations or partnerships, equity financings or other new sources.
  Revenues: Sangamo expects that revenues will be in the range of $45 million to $50 million in 2014, inclusive of research funding and certain milestone payments from Shire and Biogen.
  Operating Expenses: Sangamo expects that operating expenses will be in the range of $65 million to $70 million for 2014.

Conference Call

Sangamo will host a conference call today, July 23, 2014, at 5:00 p.m. ET, which will be open to the public. The call will also be webcast live and can be accessed via a link on the Sangamo BioSciences website in the Investor Relations section under "Events and Presentations" http://investor.sangamo.com/events.cfm. A replay of the webcast will also be available for two weeks after the call. During the conference call, the Company will review these results, discuss other business matters and provide guidance with respect to the rest of 2014.

The conference call dial-in numbers are (877) 377-7553 for domestic callers and (678) 894-3968 for international callers. The conference ID number for the call is 69820610. For those unable to listen in at the designated time, a conference call replay will be available for one week following the conference call, from approximately 8:00 p.m. ET on July 23, 2014 to 11:59 p.m. ET on July 30, 2014. The conference call replay numbers for domestic and international callers are (855) 859-2056 and (404) 537-3406, respectively. The conference ID number for the replay is 69820610.

About Sangamo

Sangamo BioSciences, Inc. is focused on Engineering Genetic CuresTM for monogenic and infectious diseases by deploying its novel DNA-binding protein technology platform in therapeutic gene regulation and genome editing. The Company has ongoing Phase 2 clinical trials to evaluate the safety and efficacy of a novel ZFP Therapeutic® for the treatment of HIV/AIDS (SB-728-T) and NGF-AAV for Alzheimers disease (CERE-110). Sangamo's other therapeutic programs are focused on monogenic and rare diseases. The Company has formed a strategic collaboration with Shire International GmbH to develop therapeutics for hemophilia, Huntington's disease and other monogenic diseases, and with Biogen Idec for hemoglobinopathies, such as sickle cell disease and beta-thalassemia. It has also established strategic partnerships with companies in non-therapeutic applications of its technology, including Dow AgroSciences and Sigma-Aldrich Corporation. For more information about Sangamo, visit the Company's website at www.sangamo.com.

ZFP Therapeutic® is a registered trademark of Sangamo BioSciences, Inc.

This press release contains forward-looking statements regarding Sangamo's current expectations. These forward looking statements include, without limitation, references to anticipated cash and investment balance, operating expenses, revenue and potential milestone and royalty payments, the research and development of ZFNs and ZFP TFs, clinical trials and therapeutic applications of Sangamo's ZFP technology platform, revenue recognition and achievement of research milestones and objectives under collaboration agreements with Shire and Biogen, and enrollment of subjects in clinical trials. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, the early stage of ZFP Therapeutic development, the lengthy and uncertain regulatory approval process, uncertainties related to the timing of initiation and completion of clinical trials, whether clinical trial results will validate and support the safety and efficacy of ZFP Therapeutics, and the ability to establish strategic partnerships. Further, there can be no assurance that the necessary regulatory approvals will be obtained or that Sangamo and its partners will be able to develop commercially viable gene-based therapeutics. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in Sangamo's operations and business environments. These risks and uncertainties are described more fully in Sangamo's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and Sangamo undertakes no duty to update such information except as required under applicable law.

SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Statement of Operations Data:
Revenues:
Collaboration agreements	$ 9,721	$ 6,157	$ 17,289	$ 10,240
Research grants	664	777	1,212	1,317
Total revenues	10,385	6,934	18,501	11,557

Operating expenses:
Research and development	13,430	9,278	25,463	17,498
General and administrative	3,972	3,124	7,616	6,432
Change in fair value of contingent liability	30	-	80	-
Total operating expenses	17,432	12,402	33,159	23,930
Loss from operations	(7,047)	(5,468)	(14,658)	(12,373)
Interest and other income, net	66	18	105	38
Net loss	$ (6,981)	$ (5,450)	$ (14,553)	$ (12,335)

Basic and diluted net loss per common share	$ (0.10)	$ (0.10)	$ (0.22)	$ (0.23)

Shares used in computing basic and diluted net loss per common share	67,980	53,786	65,603	53,583

SELECTED BALANCE SHEET DATA
	June 30, 2014	December 31, 2013
	(Unaudited)
Cash, cash equivalents, marketable securities and interest receivable	$ 236,708	$ 131,814
Total assets	250,837	140,838
Total stockholders' equity	214,357	121,710

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CONTACT: Sangamo BioSciences, Inc., Elizabeth Wolffe, Ph.D., (510) 970-6000, x271, or Varant Shirvanian, (510) 970-6000, x205